As filed with the Securities and Exchange Commission on July 21, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0986328
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)

3 Great Valley Parkway, Suite 150
Malvern, PA 19355
(Address of Principal Executive Offices, including Zip Code)
__________________________________________

Vishay Precision Group, Inc. 2010 Stock Incentive Program
(Full Title of the Plan)
*See explanatory note included herein
__________________________________________

Roland Desilets
Senior Director of Legal Services
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
484-321-5300
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)
__________________________________________

Copies of communications to:
Robert A. Friedel, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
(215) 981-4000
__________________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be	Proposed maximum	Proposed maximum	Amount of
	registered (1)	offering price per share	aggregate offering price	registration fee
Common Stock, $0.10 par value	500,000	$10.98 (2)	$5,490,000 (2)	$391.44

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.10 par value, of Vishay Precision Group, Inc. ( “Common Stock”) which may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933. The price and fee were computed based upon $10.98 per share, the average of the high and low prices for the common stock reported on the New York Stock Exchange on July 19, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

    The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

    Vishay Precision Group, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention: Roland Desilets, Senior Director of Legal Services; telephone number 484-321-5300.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

    (a) The Registrant’s Form 10 Registration Statement, as amended, filed with the Commission on June 22, 2010; and

    (b) The Registrant’s Current Reports on Form 8-K filed with the Commission on June 23, 2010, July 1, 2010 and July 7, 2010.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

    Section 145 further provides that: (i) a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, (iii) indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and (iv) empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. This determination is to be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

    Article Ninth of our certificate of incorporation provides that every person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Registrant, or serves or served in such capacities at any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) in which such person is a party or is threatened to be made a party by reason of his being or having been such director, officer, employee or agent if either (a) such person is wholly successful, on the merits or otherwise, in defending such derivative or third-party action or (b) in the judgment of a court of competent jurisdiction or, in the absence of such a determination, in the judgment of a majority of a quorum of the Board of Directors of the Registrant (which quorum shall not include any director who is a party to or is otherwise involved in such action) or, in the absence of such a disinterested quorum, in the opinion of independent legal counsel (i) in the case of a derivative action, such person acted in good faith in what he reasonably believed to be the best interest of the Registrant and was not adjudged liable to the Registrant or such other company or (ii) in the case of a third-party action, such person acted in good faith in what he reasonably believed to be the best interest of the Registrant or such other company, and, in addition, in any criminal action, had no reasonable cause to believe that his action was unlawful; provided that, in the case of a derivative action, such indemnification shall not be made in respect of any payment to the Registrant or such other company or any stockholder thereof in satisfaction of judgment or in settlement unless either (x) a court of competent jurisdiction has approved such settlement, if any, and the reimbursement of such payment or (y) if the court in which such action has been instituted lacks jurisdiction to grant such approval or such action is settled before the institution of judicial proceedings, in the opinion of independent legal counsel the applicable standard of conduct specified in the preceding sentence has been met, such action was without substantial merit, such settlement was in the best interests of the corporation or such other company and the reimbursement of such payment is permissible under applicable law. In case such person is successful, on the merits or otherwise, in defending part of such action or, in the judgment of such a court or such quorum of the Board of Directors or in the opinion of such counsel, has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he shall be indemnified by the Registrant against the judgments, settlements, payments, fines, penalties and other costs and expenses attributable to such part of such action.

    The directors may authorize the advancement of such amounts necessary to cover the reasonable costs and expenses incurred by any director, officer or employee in connection with the action, suit, proceeding, investigation or claim prior to final disposition thereof to the extent permitted under Delaware law.

    The foregoing rights of indemnification and advancement of expenses shall be in addition to any rights to which any such director, officer, employee, or agent may otherwise be entitled under this Amended and Restated Certificate of Incorporation, any agreement or vote of stockholders or at law or in equity or otherwise.

    No director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director for any act or omission occurring prior to the date when this Article becomes effective.

    Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Vishay Precision Group, Inc. 2010 Stock Incentive Program dated (incorporated by reference to Exhibit 10.10 to the Form 10 Registration Statement, filed June 2, 2010).

5.1*	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).
____________________

    * Filed herewith.

Item 9. Undertakings.

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, commonwealth of Pennsylvania, on July 20, 2010.

Vishay Precision Group, Inc.

By:	/s/ Ziv Shoshani
Ziv Shoshani
President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Ziv Shoshani and Roland Desilets, or either of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date
/s/ Ziv Shoshani	President and Chief Executive Officer	July 20, 2010
Ziv Shoshani	(Principal Executive Officer)

/s/ William Clancy	Executive Vice President & Chief Financial Officer	July 20, 2010
William Clancy	(Principal Financial and Accounting Officer)

/s/ Marc Zandman	Director	July 20, 2010
Marc Zandman

/s/ Samuel Broydo	Director	July 20, 2010
Samuel Broydo

/s/ Saul V. Reibstein	Director	July 20, 2010
Saul V. Reibstein

/s/ Timothy V. Talbert	Director	July 20, 2010
Timothy V. Talbert

EXHIBIT INDEX

Exhibits

4.1	Vishay Precision Group, Inc. 2010 Stock Incentive Program dated (incorporated by reference to Exhibit 10.10 to the Form 10 Registration Statement, filed June 2, 2010).

5.1*	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).
____________________

*Filed herewith.